Exhibit 99.1

NEWS For Immediate Release

Editorial Contact: Erin Jones

949-754-8032

erin.jones@quest.com

Investor Contact: Scott Davidson

949-754-8659

scott.davidson@quest.com

QUEST SOFTWARE REPORTS EARNINGS FOR FIRST QUARTER 2005

Revenue Grows 25% Year-over-Year to $103.3 Million for the Quarter

IRVINE, Calif., May 4, 2005 – Quest Software, Inc. (Nasdaq: QSFT), a leading provider of application, database and Windows management solutions, today reported financial results for the first quarter ended March 31, 2005. Total revenues increased 25% year-over-year to $103.3 million compared to last year’s first quarter revenue of $82.5 million.

GAAP Results

Quest Software’s GAAP net income for the first quarter was $9.2 million, or $0.09 per diluted share. GAAP operating margins increased year-over-year from 4.4% to 14.6% in the first quarter, resulting in GAAP operating income of $15.1 million in the first quarter of 2005. Quest Software generated cash flow from operations of $27.6 million in the March 2005 quarter.

Non-GAAP Results

On a pro forma basis, operating margins increased to 19.6% for the quarter, resulting in pro forma net income of $12.4 million, or $0.12 per share on a diluted basis. This compares to pro forma net income of $8.6 million, or $0.09 per share on a diluted basis for the first quarter ended March 31, 2004.

A reconciliation of pro forma and as reported financial results is included with this press release.

“This quarter’s results indicate continued product leadership in our core markets,” said Vinny Smith, chairman and chief executive officer, Quest Software. “We continue to satisfy customers’ demands for management solutions that improve the performance and productivity of their critical applications, databases and infrastructure. Throughout 2005, our plan will be to continue to focus on helping customers meet their higher expectations for enterprise IT.”

Quest Software management utilizes non-GAAP financial measures in the presentation of the Company’s results to provide a consistent understanding of its historical operating performance and comparisons with peer companies. Management believes that pro forma reporting provides a more accurate representation of the Company’s on-going economic performance and therefore uses pro forma reporting internally to evaluate and manage the Company’s operations. Management believes that these measures provide useful information because they exclude certain items including amortization of acquisition-related intangible assets, other compensation expenses associated with stock options, litigation-related loss contingency reserves and impacts of other events, which might otherwise obscure the results of operations of our core business when compared to our historical performance or competitors or are not necessarily relevant to understanding the operating activities within the Company’s business.

Financial Outlook

Quest Software management offers the following guidance for the second quarter ending June 30, 2005, including the impact from the proposed Imceda Software, Inc. (Imceda) acquisition. For assumptions please read the accompanying footnote1:

•	Revenue is expected to be in the range of $104.0 million to $108.0 million, which assumes a revenue contribution of $1.5 million from Imceda;

•	GAAP diluted earnings per share is expected to be in the range of $0.06 to $0.10 per share;

•	Pro forma diluted earnings per share is expected to be in the range of $0.09 to $0.13 per share. The pro forma guidance excludes approximately $3.5 million of amortization of acquisition related intangible assets and $501,000 of other compensation charges related to stock options.

For the full year ending December 31, 2005, Quest Software management offers the following guidance, including the impact from the proposed Imceda acquisition. For assumptions please read the accompanying footnote1:

•	Annual revenue is expected to be in the range of $445.0 million to $460.0 million, which assumes a revenue contribution of $10.0 million from Imceda;

•	GAAP diluted earnings per share is expected to be in the range of $0.46 to $0.51 per share;

•	Pro forma diluted earnings per share is expected to be in the range of $0.57 to $0.62. The pro-forma guidance excludes approximately $13.9 million of amortization of acquisition related intangible assets, $1.1 million of in-process research and development charges related to our acquisition of Wingra and $1.9 million of other compensation charges related to stock options.

First Quarter 2005 Conference Call Information

Quest Software will host a conference call today, Wednesday, May 4, 2005 at 2:00 p.m. Pacific Time, to discuss its results. A simultaneous Web cast of the conference call will be available on Quest Software’s Web site in the Investors – IR Events section at www.quest.com. A Web cast replay will be available on the same Web site through May 4, 2006. An audio replay of the call will also be available through May 18, 2005 by dialing (888) 203-1112 (from the U.S. or Canada) or (719) 457-0820 (outside the U.S. and Canada), using confirmation code: 3241047.

About Quest Software, Inc. Quest Software, Inc. delivers innovative products that help organizations get more performance and productivity from their applications, databases and infrastructure. Through a deep expertise in IT operations and a continued focus on what works best, Quest helps more than 18,000 customers worldwide meet higher expectations for enterprise IT. Quest Software, headquartered in Irvine, Calif., can be found in offices around the globe and at www.quest.com.

Quest and Quest Software are registered trademarks of Quest Software, Inc. The Quest Software logo and all other Quest Software product or service names and slogans are registered trademarks or trademarks of Quest Software, Inc. All other trademarks and registered trademarks are property of their respective owners.

[1]	Our second quarter ending June 30, 2005 and full year ending December 31, 2005 guidance assumes the following:

•	Acquisition of Imceda closes by May 30, 2005;
•	Excludes in-process research and development (IPR&D) charges and related tax effects from the Imceda transaction;
•	Weighted average shares outstanding includes approximately 1.2 million shares of Quest stock issued as part of both the equity consideration for the Imceda transaction and a portion for options converted into Quest options;
•	Assumes other income of $450,000 per quarter, which adjusts for forgone interest income related to the proposed Imceda transaction and a potential negative impact from currency movements;
•	The GAAP tax rate is projected at 33%. This is exclusive of any impact from IPR&D, which is to be determined as we complete our acquisition accounting after the Imceda deal closes but will have an affect upon the rate. The pro-forma tax rate is expected to be 34% for the quarter and full year.

Forward Looking Statements

This release and the matters to be discussed on the conference call may include predictions, estimates and other information that might be considered forward-looking statements, including statements relating to expectations of revenues and earnings per share in future periods and anticipated benefits of our proposed acquisition of Imceda Software. These statements are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ from those anticipated as a result of various factors, including: the impact of adverse changes in general economic conditions on our customers; reductions or delays in information technology spending; variations in the size and timing of customer orders; competitive products and pricing; rapid technological change; risks associated with the development and market acceptance of new or enhanced products; disruptions caused by acquisitions of companies and/or technologies and uncertainties relating to the timing of completing proposed acquisitions, satisfaction of closing conditions, including regulatory approval requirements, and to the integration of products, services, employees and operations of acquired companies; fluctuating currency exchange rates and other risks associated with international operations; and the need to attract and retain qualified employees. For a discussion of these and other related risks, please refer to our recent SEC filings, including our Annual Report on Form 10-K for the year ended December 31, 2004, which are available on the SEC’s website at www.sec.gov. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. We undertake no obligation to update forward-looking statements to reflect events or circumstances after the date thereof.

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QUEST SOFTWARE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2005	2004
Revenues:
Licenses	$54,718	$47,028
Services	48,630	35,499

Total revenues	103,348	82,527
Cost of revenues:
Licenses	968	1,097
Services	8,675	6,403
Amortization of purchased technology	2,255	1,431

Total cost of revenues	11,898	8,931

Gross profit	91,450	73,596
Operating expenses:
Sales and marketing	43,393	36,124
Research and development	20,891	18,158
General and administrative	9,702	8,260
Amortization of other purchased intangible assets	1,276	730
In-process research and development	1,050	6,700

Total operating expenses	76,312	69,972

Income from operations	15,138	3,624
Other (expense) income, net	(1,510)	667

Income before income tax provision	13,628	4,291
Income tax provision	4,435	3,905

Net income	$9,193	$386

Net income per share:
Basic	$0.10	$0.00

Diluted	$0.09	$0.00

Weighted average shares:
Basic	96,195	93,802
Diluted	99,585	97,970

QUEST SOFTWARE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31, 2005
	GAAP	Adjustments		Adjusted
Revenues:
Licenses	$54,718			$54,718
Services	48,630			48,630

Total revenues	103,348			103,348
Cost of revenues:
Licenses	968			968
Services	8,675	(38	)(1)	8,637
Amortization of purchased technology	2,255	(2,255)		—

Total cost of revenues	11,898			9,605

Gross profit	91,450			93,743
Operating expenses:
Sales and marketing	43,393	(285	)(1)	43,108
Research and development	20,891	(169	)(1)	20,722
General and administrative	9,702	(11	)(1)	9,691
Amortization of other purchased intangible assets	1,276	(1,276)		—
In-process research and development	1,050	(1,050	)(3)	—

Total operating expenses	76,312			73,521

Income from operations	15,138			20,222
Other expense, net	(1,510)			(1,510)

Income before income tax provision	13,628			18,712
Income tax provision	4,435	1,873	(2)	6,308

Net income	$9,193			$12,404

Net income per share:
Basic	$0.10			$0.13

Diluted	$0.09			$0.12

Weighted average shares:
Basic	96,195			96,195
Diluted	99,585			99,585

(1)	Represents stock based compensation and payroll taxes attributed to stock option exercises.
(2)	Represents the tax effect of adjustments.
(3)	Represents a one-time charge to write off in-process research and development assumed with our acquisition of Wingra Technologies, Inc. in January 2005.

QUEST SOFTWARE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31, 2004
	GAAP	Adjustments		Adjusted
Revenues:
Licenses	$47,028			$47,028
Services	35,499			35,499

Total revenues	82,527			82,527
Cost of revenues:
Licenses	1,097			1,097
Services	6,403	(30	)(1)	6,373
Amortization of purchased technology	1,431	(1,431)		—

Total cost of revenues	8,931			7,470

Gross profit	73,596			75,057
Operating expenses:
Sales and marketing	36,124	(213	)(1)	35,911
Research and development	18,158	(102	)(1)	18,056
General and administrative	8,260	(6	)(1)	8,254
Amortization of other purchased intangible assets	730	(730)		—
In-process research and development	6,700	(6,700	)(3)	—

Total operating expenses	69,972			62,221

Income from operations	3,624			12,836
Other income, net	667			667

Income before income tax provision	4,291			13,503
Income tax provision	3,905	956	(2)	4,861

Net income	$386			$8,642

Net income per share:
Basic	$0.00			$0.09

Diluted	$0.00			$0.09

Weighted average shares:
Basic	93,802			93,802
Diluted	97,970			97,970

(1)	Represents stock based compensation and payroll taxes attributed to stock option exercises.
(2)	Represents the tax effect of adjustments.
(3)	Represents a one-time charge to write off in-process research and development assumed with our acquisition of Aelita Software Corporation in March 2004.

QUEST SOFTWARE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	March 31, 2005	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$121,544	$118,157
Short-term marketable securities available for sale	30,645	15,892
Accounts receivable, net	54,456	98,800
Prepaid expenses and other current assets	11,978	12,528
Deferred income taxes	13,107	13,075

Total current assets	231,730	258,452
Property and equipment, net	53,321	52,761
Long-term marketable securities	145,511	163,527
Amortizing intangible assets, net	41,964	41,404
Goodwill	332,339	323,903
Other assets	3,192	3,304

Total assets	$808,057	$843,351

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,819	$4,135
Obligation under repurchase agreement	—	12,632
Accrued compensation	21,037	27,802
Other accrued expenses	22,667	46,292
Income taxes payable	9,716	12,030
Current portion of deferred revenue	106,618	106,356

Total current liabilities	164,857	209,247

Long-term liabilities:
Long-term portion of deferred revenue	19,975	20,897
Deferred income taxes	4,520	4,526
Other long-term liabilities	1,609	1,769

Total long-term liabilities	26,104	27,192
Shareholders’ equity	617,096	606,912

Total liabilities and shareholders’ equity	$808,057	$843,351

QUEST SOFTWARE, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2005	2004
Cash flows from operating activities:
Net income	$9,193	$386
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,148	5,402
Compensation expense associated with stock option grants	454	170
Deferred income taxes	(41)	3
Tax benefit related to stock option exercises	259	1,540
Provision for bad debts	(80)	(23)
In-process research and development	1,050	6,700
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	43,513	9,807
Prepaid expenses and other current assets	461	(2,331)
Other assets	141	(3)
Accounts payable	548	493
Accrued compensation	(6,614)	(1,116)
Other accrued expenses	(8,035)	(4,796)
Litigation settlement payment	(16,000)	—
Income taxes payable	(2,276)	1,262
Deferred revenue	(1,010)	4,843
Other liabilities	(108)	415

Net cash provided by operating activities	27,603	22,752
Cash flows used in investing activities:
Purchases of property and equipment, net	(3,039)	(16,586)
Cash paid for acquisitions, net of cash acquired	(12,754)	(94,283)
Sales and maturities of marketable securities	2,064	13,005

Net cash used in investing activities	(13,729)	(97,864)
Cash flows from financing activities:
Proceeds from repurchase agreement	—	67,500
Repayment of repurchase agreement	(12,725)	—
Repayment of capital lease obligations	(85)	(92)
Proceeds from the exercise of stock options	1,472	4,288
Proceeds from employee stock purchase plan	—	2,723

Net cash (used in) provided by financing activities	(11,338)	74,419
Effect of exchange rate changes on cash and cash equivalents	851	(821)

Net increase (decrease) in cash and cash equivalents	3,387	(1,514)
Cash and cash equivalents, beginning of period	118,157	67,470

Cash and cash equivalents, end of period	$121,544	$65,956